As filed with the Securities and Exchange Commission on February 3, 1999.
                                                    Registration No. 333-67543

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                             AMENDMENT NO. 1 to
                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


                      MARSH & MCLENNAN COMPANIES, INC.
           (Exact name of Registrant as specified in its charter)

                                  DELAWARE
                      (State or other jurisdiction of
                       incorporation or organization)

                                 36-2668272
                    (I.R.S. Employer Identification No.)

                                 ---------
                        1166 Avenue of the Americas
                          New York, NY 10036-2774
                               (212) 345-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
             of each Registrant's Principal Executive Offices)

                            Gregory F. Van Gundy
                       General Counsel and Secretary
                      Marsh & McLennan Companies, Inc.
                        1166 Avenue of the Americas
                          New York, NY 10036-2774
                              (212) 345 -5000

         (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)

                                  Copy to:
                            Gregory A. Fernicola
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                          New York, New York 10022
                               (212) 735-3000


      Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|



      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Prospectus

                               $2,700,000,000

                      Marsh & McLennan Companies, Inc.

             Common Stock, Preferred Stock and Debt Securities

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Marsh & McLennan Companies, Inc. may sell

      o     common stock to the public.

      o     preferred stock to the public.

      o     debt securities to the public.


      We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the common stock, the preferred stock and the debt securities, carefully before you make your investment decision.


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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


----------------------------------------------------------------------------


This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

          The date of this prospectus is February   , 1999



                           ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of $2,700,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."


                          WHERE YOU CAN FIND MORE
                                INFORMATION

      Marsh & McLennan Companies, Inc. files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning Marsh & McLennan Companies, Inc. can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Marsh & McLennan Companies, Inc. Marsh & McLennan Companies, Inc.'s common stock is listed and traded on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange. These reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005, the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605 and at the offices of the PE, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

      This prospectus is part of a registration statement filed with the SEC by Marsh & McLennan Companies, Inc. The full registration statement can be obtained from the SEC as indicated above, or from Marsh & McLennan Companies, Inc.

      The SEC allows Marsh & McLennan Companies, Inc. to "incorporate by reference" the information it files with the SEC. This permits Marsh & McLennan Companies, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. Marsh & McLennan Companies, Inc. incorporates by reference the following documents which have been filed with the SEC:

o     Annual Report on Form 10-K for the year ended December 31, 1997;

o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

o Current Reports on Form 8-K filed August 25, 1998, November 12, 1998 and December 23, 1998, as amended by the Current Report on Form 8-K/A filed February 3, 1999;

o     Proxy Statement on Schedule 14A filed with the SEC on March 31,
      1998;

o Registration Statement on Form 8- B dated May 22, 1969, as amended by the Amendment to Application or Report on Form 8 dated February 3, 1987; and

o     Registration Statement on Form 8-A dated October 10, 1997.

      Marsh & McLennan Companies, Inc. incorporates by reference the documents listed above and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the "Exchange Act") until Marsh & McLennan Companies, Inc. files a post-effective amendment which indicates the termination of the offering of the securities made by this Prospectus.

      Marsh & McLennan Companies, Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036- 2774 (telephone number
(212) 345-5000).


                              MARSH & MCLENNAN
                              COMPANIES, INC.

      Marsh & McLennan Companies, Inc. ("MMC"), a professional services organization with origins dating from 1871 in the United States, is a holding company which, through its subsidiaries and affiliates, provides clients with analysis, advice and transactional capabilities in the fields of insurance and reinsurance broking, investment management and consulting.


                              USE OF PROCEEDS

      MMC intends to use the proceeds of any securities sold for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.


                             RATIO OF EARNINGS
                              TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges for MMC. For the year ended December 31, 1997, income before taxes included special charges totaling $297 million.

Excluding those charges, the ratio of earnings to fixed charges would have been 5.9.

                                              Nine Months Ended
          Year Ended December 31,               September 30,
          -----------------------             -----------------
      1997  1996  1995   1994  1993           1998     1997
      ----  ----  ----   ----- ----           ----     ----

       4.4   6.0   5.8   6.3    6.0            7.1      6.2


DESCRIPTION OF SECURITIES

    This prospectus contains a summary of the common stock, preferred stock and debt securities of MMC. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.


                               DESCRIPTION OF
                               CAPITAL STOCK

    MMC's authorized capital stock consists of 406,000,000 shares of capital stock, 400,000,000 of such shares being common stock, par value $1.00 per share, and 6,000,000 shares being preferred stock, par value $1.00 per share. No shares of preferred stock were issued or outstanding as of February 3, 1999.

Common Stock

    Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders of MMC.

    Dividends. The holders of common stock, subject to any preferences that may be applicable to any outstanding series of preferred stock, are entitled to receive ratably such dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine.

    Liquidation and Dissolution. Upon liquidation or dissolution of MMC, the holders of the common stock will be entitled to share ratably in the assets of MMC legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

    Other Rights. Holders of the common stock have no conversion, sinking fund, redemption, preemptive or subscription rights. In addition, the common stock does not have cumulative voting rights. Shares of the common stock are not subject to further calls or assessments by MMC.

Directors' Liability

    The Certificate of Incorporation provides that a member of the Board of Directors shall not be personally liable to MMC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

 o for any breach of the director's duty of loyalty to MMC or its stockholders,

o for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law,

o under section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), or

o for transactions from which the director derived an improper personal benefit.

    The Certificate of Incorporation also provides for indemnification of directors and officers to the fullest extent authorized by Delaware law.

Transfer Agent and Registrar

    The Bank of New York acts as transfer agent and registrar for the common stock.

Stockholder Rights Plan

    On September 18, 1997, the Board of Directors of MMC declared a dividend distribution of one right for each outstanding share of common stock to stockholders on September 29, 1997. Each right entitles the registered holder to purchase from the Company a unit consisting of one two-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, no par value (the "Series A Preferred Stock") at a purchase price of $260 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between MMC and Harris Trust Company of New York, as Right Agent.

    Initially, the Rights will be attached to all common stock certificates representing shares then outstanding, and no separate rights certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the common stock and a distribution date will occur upon the earlier of:

o 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of common stock (the "Stock Acquisition Date"), other than as a result of repurchases of stock by MMC or certain inadvertent actions by institutional or certain other stockholders, or

o 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

Until the distribution date:

o the Rights will be evidenced by the common stock certificates and will be transferred with and only with common stock certificates,

o new common stock certificates issued after the record date will contain a notation incorporating the Rights Agreement by reference and

o the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

    Pursuant to the Rights Agreement, MMC reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A preferred stock will be issued.

    The Rights are not exercisable until the distribution date and will expire at 5:00 P.M. (New York City time) on September 29, 2007, unless such date is extended or the Rights are earlier redeemed or exchanged by MMC as described below.

    As soon as practicable after the distribution date, rights certificates will be mailed to holders of common stock on the distribution date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of common stock issued prior to the distribution date will be issued with rights.

    In the event that a Person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of common stock which the directors determine to be at a price that is fair and not inadequate and otherwise in the best interests of MMC and its stockholders, after receiving advice from one or more investment banking firms, each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of MMC) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by MMC as set forth below.

    For example, at an exercise price of $260 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $520 worth of common stock (or other consideration, as noted above) for $260. Assuming that the common stock had a per share value of $65 at such time, the holder of each valid Right would be entitled to purchase 8 shares of common stock for $260.

    In the event that, at any time following the Stock Acquisition Date:

o MMC is acquired in a merger or other business combination transaction in which MMC is not the surviving corporation (other than with an entity which acquired the shares pursuant to an offer described in the second preceding paragraph),

o MMC engages in a merger or other business combination transaction in which MMC is the surviving corporation and the common stock of MMC is changed or exchanged, or

o   more than 50% of MMC's assets or earning power is sold or transferred,

each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

    At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding common stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one two-hundredth of a share of Series A Preferred Stock (or of a share of a class or series of MMC's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    At any time until ten days following the Stock Acquisition Date, MMC may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, common stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of MMC, including, without limitation, the right to vote or receive dividends. While the distribution of the Rights will not be taxable under United States law to stockholders or to MMC, the stockholders may, depending upon the circumstances, recognize taxable income under United States law in the event that the Rights become exercisable for common stock (or other consideration) of MMC or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

    Any of the provisions of the Rights Agreement may be amended by the Board of Directors of MMC prior to the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable.

    As of December 31, 1998, there were 260,664,482 shares of MMC common stock issued and outstanding and 3,754,182 shares of common stock in the treasury. As of December 31, 1998, options to purchase approximately 26.5 million shares of common stock were outstanding. So long as the Rights are attached to the common stock, one additional Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) shall be deemed to be delivered for each share of common stock issued or transferred by MMC in the future. In addition, following the distribution date and prior to the expiration or redemption of the Rights, MMC may issue Rights when it issues common stock only if the Board deems it to be necessary or appropriate, or in connection with the issuance of shares of common stock pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange or certain securities of the Company. Two million shares of Series A Preferred Stock are initially reserved for issuance upon exercise of the Rights.

    The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the Rights to become discount Rights unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a price that is fair and not inadequate and otherwise in the best interest of MMC and its stockholders. The Rights should not interfere with any merger or other business combination approved by the Board since the Board may, at its option, at any time until ten days following the Stock Acquisition Date redeem all but not less than all the then outstanding Rights at the redemption price.

Certain Provisions of MMC's Restated
Certificate of Incorporation and By-
laws and the Delaware General
Corporation Law

    Classified Board of Directors. MMC's Restated Certificate of Incorporation divides the Board of Directors into three classes, each class to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. Pursuant to the Certificate of Incorporation, the number of directors of MMC will be fixed from time to time by the Board of Directors.

    Removal of Directors by Stockholders. The DGCL provides that members of a classified board of directors may only be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of MMC entitled to vote on the election of such directors.

    Stockholder Nomination of Directors. MMC's Restated By-laws provide that written notice must be given of any stockholder nomination of a director not less than sixty nor more than ninety days prior to the date of the meeting at which directors are to be elected; provided, that if the date for such meeting is not the date set forth in the By-laws and less than seventy five days notice or prior public disclosure of the date for such meeting is given to stockholders, then notice by a stockholder shall be timely if received by MMC no later than fifteen days following the date such public disclosure was made.

    No Action by Written Consent. The Certificate of Incorporation provides that stockholders of MMC may not act by written consent and may only act at duly called meetings of such stockholders.

    Interested Stockholder Provision. Article EIGHTH of the Certificate of Incorporation provides for higher stockholder voting requirements for certain transactions (such as business combinations) with or otherwise involving an Interested Stockholder (as defined below). Such a transaction must be approved by the holders of a majority of MMC's outstanding voting power, voting together as a single class (but excluding any voting stock owned by an Interested Stockholder), unless such transaction is approved by a majority of Disinterested Directors (as defined below), in which case the voting requirements of the DGCL, the Certificate of Incorporation and MMC's By-laws otherwise applicable govern. Article EIGHTH does not alter the additional requirements regarding class votes available to holders of Preferred Stock, if any, which arise under the DGCL and the Certificate of Incorporation.

    Transactions covered by Article EIGHTH include mergers of MMC or any of its subsidiaries with an Interested Stockholder, sales of all or any substantial part of the assets of MMC and its subsidiaries to an Interested Stockholder, the issuance or delivery of any securities of MMC or any of its subsidiaries to an Interested Stockholder, any loan, advance or guarantee, pledge or other financial assistance provided by MMC or any of its subsidiaries to the Interested Stockholder, any voluntary dissolution or liquidation of MMC or amendment to MMC's By-laws, a reclassification of securities or recapitalization of MMC or other transaction (if such reclassification, recapitalization or other transaction results in the Interested Stockholder increasing its proportionate share of any class of MMC's capital stock) or any agreement, contract, or other arrangement to do any of the foregoing.

    An "Interested Stockholder" is defined in Article EIGHTH as any other corporation, person, or entity which

o beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of MMC (or has announced a plan or intention to acquire such securities), and any affiliate or associate of such corporation, person, or entity or

o is an affiliate or associate of MMC and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of MMC.

Specifically excluded from the definition of Interested Stockholder are

o   MMC and any of its subsidiaries and

o any profit-sharing, employee stock ownership or other employee benefit plan of MMC or any subsidiary, or trustees or fiduciaries for such.

    A "Disinterested Director" is defined in Article EIGHTH as a director who

o is not an affiliate, associate, representative, agent or employee of an Interested Stockholder, and

o was a member of the Board of Directors prior to the time that the Interested Stockholder involved in the transaction being considered became an Interested Stockholder, and

o any successor to a Disinterested Director, while such successor is a member of the Board of Directors, who is not an affiliate, associate, representative, agent or employee of an Interested Stockholder and who was nominated by a majority of the Disinterested Directors.

    Article EIGHTH may not be altered, amended, or repealed without the affirmative vote of the holders of a majority of MMC's outstanding voting power, voting together as a single class (but excluding any voting stock owned by an Interested Stockholder), except if recommended by a majority of Disinterested Directors, in which case the voting requirements of the DGCL, the Certificate of Incorporation and MMC's By-laws otherwise applicable govern.

    Delaware Business Combination Statute. MMC is subject to Section 203 of the DGCL, which restricts certain transactions and business combinations between a corporation and an "interested stockholder" (which is generally defined by Section 203 to be a person owning 15% or more of the corporation's outstanding voting stock) for a period of three years from the date the stockholder becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as

o a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, or

o any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of MMC's capital stock.

The statutory ban does not apply if:

o prior to the time that any stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which such stockholder became an interested stockholder, or

o upon consummation of the transaction in which any stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

Preferred Stock

    General. MMC is authorized to issue 6,000,000 shares of preferred stock, none of which currently is issued or outstanding. The Board of Directors of MMC has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

    Voting Rights. The holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock pursuant to the Delaware General Corporation Law (the "DGCL").

    Conversion or Exchange. The terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock, debt securities or other preferred stock of MMC will be set forth in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC, and may include provisions pursuant to which the number of shares of common stock or other securities of MMC to be received by the holders of preferred stock would be subject to adjustment.

    Stockholder Rights Plan. In connection with MMC's Stockholder Rights Plan described below, the Board of Directors has authorized the issuance of up to 2,000,000 shares of Series A Junior Participating Preferred Stock upon exercise of preferred stock purchase rights issued under the Rights Plan.


                               DESCRIPTION OF
                              DEBT SECURITIES

    The Debt Securities will be our direct unsecured general obligations. The Debt Securities will be either senior debt securities or subordinated debt securities. The Debt Securities will be issued under one or more separate indentures between us and State Street Bank and Trust as Trustee. Senior notes will be issued under a "Senior Indenture" and subordinated notes will be issued under a "Subordinated Indenture". Together the Senior Indentures and the Subordinated Indentures are called "Indentures".

    We have summarized material provisions of the Indenture below. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

    The Debt Securities will be our direct unsecured obligations. The senior notes will rank equally with all of our other senior and unsubordinated debt. The subordinated notes will have a junior position to all of our senior debt.

    Because we are a holding company that conducts all of our operations through our subsidiaries, holders of notes will generally have a junior position to claims or creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. MMC has no outstanding shares of preferred stock. All of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of December 31, 1998, our subsidiaries had approximately $900 million of outstanding debt.

    A prospectus supplement relating to any series of notes being offered will include specific terms relating to the offering. The terms relating to a series of notes will be set forth in an officer's certificate or a supplemental indenture and will include some or all of the following:

o   the title;

o   any limit on the amount that may be issued;

o whether or not such series of notes will be issued in global form, the terms and who the depository will be;

o   the maturity date(s);

o the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s);

o   the place(s) where payments shall be payable;

o MMC's right, if any, to defer payment of interest and the maximum length of any such deferral period;

o the date, if any, after which, and the price(s) at which, such series of notes may, pursuant to any optional redemption provisions, be redeemed at MMC's option, and other related terms and provisions;

o the date(s), if any, on which, and the price(s) at which MMC is obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the Holder's option to purchase, such series of notes and other related terms and provisions;

o any provisions granting special rights to holders when a specified event occurs;

o   any changes to or additional events of default or covenants;

o any special tax implications of the notes, including provisions for original issue discount securities, if offered;

o the denominations in which such series of notes will be issued, if other than denominations of $1,000 and any integral multiple thereof; and

o any other terms (which terms shall not be inconsistent with the Indenture).

Conversion or Exchange Rights

    The terms, if any, on which a series of notes may be convertible into or exchangeable for common stock, preferred stock or other debt securities of MMC will be described in a prospectus supplement. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC, and may include provisions pursuant to which the number of shares of common stock or other securities of MMC to be received by the holders of such series of notes would be subject to adjustment. (Section 2.01)

Covenants

Under the Indentures, MMC will:

o pay the principal, interest and any premium on the notes when due (Section 4.01); and

o   maintain a place of payment (Section 4.02).


Consolidation, Merger or Sale

    The Indentures do not contain any covenant which restricts the ability of MMC to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets. However, any successor or acquiror of such assets must assume all of the obligations of MMC under the Indentures or the notes, as appropriate. (Sections 10.01 &10.02)

Events of Default Under the Indenture

    The following are events of default under the Indentures with respect to any series of notes issued:

o failure to pay interest when due and such failure continues for 90 days and the time for payment has not been extended or deferred;

o   failure to pay the principal (or premium, if any) when due;

o failure to observe or perform any other covenant contained in the notes or the Indentures (other than a covenant specifically relating to another series of notes), and such failure continues for 90 days after MMC receives notice from the Debenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of that series; and

o   certain events of bankruptcy, insolvency or reorganization of MMC.

    If an event of default with respect to notes of any series occurs and is continuing, the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice in writing to MMC (and to the Debenture Trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. (Section 6.01)

    The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding:

o   payment of principal, premium, if any, or interest; or

o certain covenants containing limitations on MMC's ability to make payments on debt securities in certain circumstances.

    Any such waiver shall cure such default or event of default. (Section 6.06)

    Subject to the terms of the Indentures, if an event of default under an Indenture shall occur and be continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the Debenture Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the notes of that series, provided that:

o   it is not in conflict with any law or the applicable Indenture;

o the Debenture Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

o subject to its duties under the Trust Indenture Act, the Debenture Trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding. (Sections 6.04 and 6.06)

    A holder of the notes of any series will only have the right to institute a proceeding under the Indentures or to appoint a receiver or trustee, or to seek other remedies if:

o the holder has given written notice to the Debenture Trustee of a continuing event of default with respect to that series;

o the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the Debenture Trustee to institute such proceedings as trustee; and

o the Debenture Trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after such notice, request and offer.

    These limitations do not apply to a suit instituted by a holder of notes if MMC defaults in the payment of the principal, premium, if any, or interest on, the notes. (Section 6.04)

    MMC will periodically file statements with the Debenture Trustee regarding its compliance with certain of the covenants in the Indentures. (Section 5.03)

Modification of Indenture; Waiver

    MMC and the Debenture Trustee may change an Indenture without the consent of any holders with respect to certain matters, including:

o   to fix any ambiguity, defect or inconsistency in such Indenture; and

o to change anything that does not materially adversely affect the interests of any holder of notes of any series. (Section 9.01)

    In addition, under the Indentures, the rights of holders of a series of notes may be changed by MMC and the Debenture Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding notes affected:

o   extending the fixed maturity of such series of notes;

o reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any such notes; or

o reducing the percentage of notes, the holders of which are required to consent to any amendment. (Section 9.02)


Form, Exchange, and Transfer

    The notes of each series will be issued only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The Indentures will provide that notes of a series may be issued in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by MMC and identified in a Prospectus Supplement with respect to such series. (Sections 2.03, 2.06 and 2.11)

    At the option of the holder, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Notes may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by MMC or the Security Registrar) at the office of the Security Registrar or at the office of any transfer agent designated by MMC for such purpose. Unless otherwise provided in the notes to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but MMC may require payment of any taxes or other governmental charges. The Security Registrar and any transfer agent (in addition to the Security Registrar) initially designated by MMC for any notes will be named in the applicable prospectus supplement. MMC may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that MMC will be required to maintain a transfer agent in each place of payment for the notes of each series.

    If the notes of any series are to be redeemed, MMC will not be required to:

o issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

o register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part. (Section 2.05)


Information Concerning the Debenture Trustee

    The Debenture Trustee, other than during the occurrence and continuance of an event of default under an Indenture, undertakes to perform only such duties as are specifically set forth in the Indentures and, upon an event of default under an Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Debenture Trustee is under no obligation to exercise any of the powers given it by the Indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The Debenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity. (Section 7.01)

Payment and Paying Agents

    The interest on any notes on any interest payment date will be paid to the person in whose name such notes (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest. (Sections 2.03 and 3.03)

    Principal of and any premium and interest on the notes of a particular series will be paid at the office of the paying agents designated by MMC, except that interest may be paid by check mailed to the holder. The corporate trust office of the Debenture Trustee in The City of New York will be designated as MMC's sole paying agent for payments with respect to notes of each series. Any other paying agents initially designated by MMC for the notes of a particular series will be named in the applicable prospectus supplement. MMC will be required to maintain a paying agent in each place of payment for the notes of a particular series. (Sections 4.01, 4.02 and 4.03)

    All moneys paid by MMC to a paying agent or the Debenture Trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to MMC, and the holder of the security thereafter may look only to MMC for payment thereof.

Governing Law

    The Indentures and the notes will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable. (Section 13.05)

Subordination of Subordinated Notes

    The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of MMC's other indebtedness to the extent described in a prospectus supplement. The Subordinated Indenture does not limit the amount of subordinated notes which MMC may issue, nor does it limit MMC from issuing any other secured or unsecured debt. (Section 14.01)


                            PLAN OF DISTRIBUTION

    MMC may sell common stock, preferred stock or any series of debt securities being offered hereby in one or more of the following ways from time to time:

o   to underwriters for resale to the public or to institutional investors;

o   directly to institutional investors; or

o   through agents to the public or to institutional investors.

    The prospectus supplements will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to MMC from such sale, any underwriting discounts or agency fees and other item's constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

    Underwriters and agents may be entitled under agreements entered into with MMC to indemnification by MMC against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for MMC and its affiliates in the ordinary course of business.

    Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NYSE, the CSE, the PE and the LSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, the CSE, the PE and the LSE, subject to official notice of issuance. Any underwriters to whom securities are sold by MMC for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.


                               LEGAL OPINIONS

    The validity of the securities being offered hereby is being passed upon for MMC by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                                  EXPERTS

    The consolidated financial statements and supplemental notes of MMC and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, included and incorporated by reference in MMC's Annual Report on Form 10-K for the year ended
December 31, 1997 and incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Sedgwick Group plc as of December 31, 1997, incorporated by reference into this Prospectus, have been audited by PricewaterhouseCoopers, Chartered Accountants.


                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth the expenses to be borne by MMC in connection with the offerings described in this Registration Statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

      Securities and Exchange Commission Registration Fee... $750,600 Transfer Agents, Trustees and Depositary's
         Fees and Expenses................................      10,000
      Printing and Engraving Fees and Expenses............      75,000
      Accounting Fees and Expenses........................     100,000
      Legal Fees..........................................     150,000
      Rating Agency Fees..................................     100,000
      Miscellaneous (including Listing
         Fees, if applicable).............................      14,400
                                                            ----------
                Total.....................................  $ 1,200,000
                                                            ===========


Item 15.   Indemnification of Directors and Officers

      As authorized by Section 145 of the General Corporation Law of the State of Delaware, each director and officer of MMC may be indemnified by MMC against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of MMC if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of MMC and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of MMC, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to MMC unless a court determines otherwise.

      In addition, MMC maintains directors' and officers' liability policies.

      Article Sixth of the Restated Certificate of Incorporation of MMC provides that, to the fullest extent permitted by law, directors of MMC will not be liable for monetary damages to MMC or its stockholders for breaches of their fiduciary duties. In addition, Article Sixth of the Restated Certificate of Incorporation of MMC and Article VI of the Bylaws of MMC provide that MMC shall indemnify directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware.


Item 16.  Exhibits

      The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

Exhibit
Number                    Description of Exhibits

1.1 The form of Underwriting Agreement will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.1         Form of Senior Indenture.
4.2         Form of Subordinated Indenture.
4.3 The form of any Senior Note with respect to each particular series of Senior Notes issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.4 The form of any Subordinated Note with respect to each particular series of Subordinated Notes issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.5 The form of any certificate of designation with respect to any preferred stock issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
5.1         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
12.1        Statement re:  Computation of Ratio of Earnings to Fixed
            Charges.
23.1        Consent of Deloitte & Touche LLP, Independent Accountants.
23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.3        Consent of PricewaterhouseCoopers, Chartered Accountants.
24.1 Power of Attorney of certain officers and directors of the registrant.*
25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as Trustee under the Senior Indenture.
25.2 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as Trustee under the Subordinated Indenture.

----------------
* Previously filed.


Item 17.  Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Marsh & McLennan Companies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on February 3, 1999.

                             MARSH & MCLENNAN COMPANIES, INC.



                             By  /s/ A.J.C. Smith
                                 ----------------------------------
                                 Name:  A.J.C. Smith
                                 Title: Chairman & Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                  Title                          Date
      ---------                  -----                          ----



/s/ A.J.C. Smith               Chairman & Chief Executive    February 3, 1999
--------------------------     Officer (Principal
A.J.C. Smith                   Executive Officer)



       *                       Senior Vice President         February 3, 1999
--------------------------     & Chief Financial
Frank J. Borelli               Officer (Principal
                               Financial Officer)



/s/ Douglas C. Davis           Vice President and            February 3, 1999
---------------------------    Controller (Principal
Douglas C. Davis               Accounting Officer)



        *                      Director                      February 3, 1999
---------------------------
Norman Barham



        *                      Director                      February 3, 1999
---------------------------
Lewis W. Bernard



        *                      Director                      February 3, 1999
---------------------------
Peter Coster



        *                      Director                      February 3, 1999
---------------------------
Robert F. Erburu



        *                      Director                      February 3, 1999
--------------------------
Jeffrey W. Greenberg



        *                      Director                      February 3, 1999
--------------------------
Ray J. Groves



        *                      Director                      February 3, 1999
--------------------------
Stephen R. Hardis



        *                      Director                      February 3, 1999
--------------------------
Gwendolyn S. King



        *                      Director                      February 3, 1999
--------------------------
The Rt. Hon. Lord Lang of
Monkton



       *                       Director                      February 3, 1999
---------------------------
Lawrence J. Lasser



       *                       Director                      February 3, 1999
--------------------------
David A. Olsen



       *                       Director                      February 3, 1999
--------------------------
John D. Ong



        *                      Director                      February 3, 1999
--------------------------
George Putnam



         *                     Director                      February 3, 1999
--------------------------
Adele Smith Simmons



         *                     Director                      February 3, 1999
--------------------------
John T. Sinnott



         *                     Director                      February 3, 1999
--------------------------
Frank J. Tasco



         *                     Director                      February 3, 1999
--------------------------
Saxon Riley



          *                    Director                      February 3, 1999
-------------------------
W. R. P. White-Cooper



      * Gregory F. Van Gundy, by signing his name hereto, does hereby execute this Registration Statement on behalf of the directors of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and filed as exhibits to the Registration Statement.


                              By:  /s/ Gregory F. Van Gundy
                                   ----------------------------
                                  Gregory F. Van Gundy
                                  Attorney-in-fact



                               EXHIBIT INDEX


Exhibit
Number                    Description of Exhibits

1.1 The form of Underwriting Agreement will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.1         Form of Senior Indenture.
4.2         Form of Subordinated Indenture.
4.3 The form of any Senior Note with respect to each particular series of Senior Notes issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.4 The form of any Subordinated Note with respect to each particular series of Subordinated Notes issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.5 The form of any certificate of designation with respect to any preferred stock issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
5.1         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
12.1        Statement re:  Computation of Ratio of Earnings to Fixed
            Charges.
23.1        Consent of Deloitte & Touche LLP, Independent Accountants.
23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.3        Consent of PricewaterhouseCoopers, Chartered Accountants.
24.1 Power of Attorney of certain officers and directors of the registrant.*
25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as Trustee under the Senior Indenture.
25.2 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as Trustee under the Subordinated Indenture.

----------------
*Previously filed.